Exhibit 10.17

980 ASSOCIATES

LEASE AGREEMENT

with

SUMMIT FINANCIAL SERVICES GROUP, INC.

TABLE OF CONTENTS

SECTION 1	PREMISES	PAGE 2
SECTION 2	IMPROVEMENTS	PAGE 2
SECTION 3	TERM	PAGE 2
SECTION 4	RENT	PAGE 2
SECTION 5	ASSIGNMENT	PAGE 3
SECTION 6	USE	PAGE 3
SECTION 7	SIGNS	PAGE 3
SECTION 8	PARKING, COMMON AREAS AND BUILDING SECURITY	PAGE 3
SECTION 9	REPAIRS, MAINTENANCE, SURRENDER AND OPERATIONAL COSTS	PAGE 4
SECTION 10	UTILITIES	PAGE 5
SECTION 11	ALTERATIONS TO THE PREMISES AND REMOVAL OF EQUIPMENT	PAGE 5
SECTION 12	CASUALTY	PAGE 5
SECTION 13	CONDUCT OF BUSINESS	PAGE 5
SECTION 14	LIENS	PAGE 5
SECTION 15	INSPECTION AND REPAIR	PAGE 6
SECTION 16	WAIVER	PAGE 5
SECTION 17	CONDEMNATION	PAGE 6
SECTION 18	INSURANCE	PAGE 6
SECTION 19	DEFAULT	PAGE 6
SECTION 20	SUBORDINATION	PAGE 7
SECTION 21	PROOF OF LEASE	PAGE 7
SECTION 22	DEPOSITS AND ADVANCES	PAGE 7
SECTION 23	NOTICES	PAGE 8
SECTION 24	BUILDING HOURS	PAGE 7
SECTION 25	BROKERAGE	PAGE 8
SECTION 26	ENVIRONMENTAL REQUIREMENTS	PAGE 8
SECTION 27	RADON GAS	PAGE 8
SECTION 28	LEASE BUYOUT	PAGE 8
SECTION 29	OPTION TO RENEW	PAGE 8
SECTION 30	ASSIGNED COVERED PARKING	PAGE 8
SECTION 31	FASCIA SIGNAGE	PAGE 8
SECTION 32	ENTIRE AGREEMENT	PAGE 9
	SIGNATURE PAGE	PAGE 9

ITEMS INCLUDED IN OPERATING EXPENSES

OPERATING EXPENSES		PAGE 10
LANDLORD’S RESPONSIBILITY		PAGE 11

EXHIBIT 1	COMMENCEMENT DATE MEMORANDUM	PAGE 13
EXHIBIT 2	TENANT SIGN/GRAPHIC DESIGN CRITERIA	PAGE 14

COMPSON FINANCIAL CENTER

LEASE AGREEMENT

THIS LEASE, made and entered into this 22nd day of March 2005 by and between 980 ASSOCIATES (the “Lessor”), a Florida partnership, whose address is 980 N.Federal Highway, Suite 400, Boca Raton, Florida 33432 and SUMMIT FINANCIAL SERVICES GROUP, INC., (the “Lessee), whose address is 980 North Federal Highway, Suite 310, Boca Raton, FL 33432.

W I T N E S S E T H  T H A T

In consideration of the mutual promises, covenants and conditions herein contained, and the rent reserved by Lessor, to be paid by Lessee to Lessor, Lessor hereby leases to Lessee and Lessee hereby rents from Lessor, that certain real property situated in Palm Beach County, Florida, hereinafter described, for the term and at the rentals and upon the terms and conditions hereinafter set forth.

1. PREMISES. The real property (the “Premises”) hereby leased, and demised by Lessor unto Lessee, is Suite #110 and Suite #233 located on the first (1st) and second (2nd) floor of a four (4) story office building (the “Building”) at 980 N. Federal Highway, Boca Raton, Florida 33432, known as Compson Financial Center. The rentable square footage of the Premises is 7,170 square fee for Suite 110 and 193 square feet for Suite 233, which is the sum of the actual square footage plus fifteen percent (15%) of such square footage which is deemed to be allotted for hallways, elevators, stairways, toilets, electrical, janitorial and other such common areas.

2. CONSTRUCTION OF IMPROVEMENTS. Lessee accepts the Premises in its “AS IS” condition.

Lessee will pay for phone line installation, phone jack installation and all costs associated with the telephone system. Lessee will pay all computer line installation, computer jack installation and all costs associated with the computer systems. Lessor will at Lessor’s sole expense, re-route the power from the unused emergency generator at the Northeast corner of the building for Lessee’s use in Suite 110 , 233 and 310 The generator is and will remain the property of Lessor, Lessee will pay all fuel and maintenance expenses related to said generator.

Lessor will provide a remodeling/renovation allowance to Lessee in the amount of $38,850 00 in the form of a rent credit in the amount of $5,875.00 per month for the first six (6) months of the Lease.

3. TERM. The Term of this Lease, and the accrual of rents hereunder shall commence on February 1, 2005 (the “Commencement Date”) and shall extend to January 31, 2010 (the “Expiration Date”) at 12:00 P.M. (midnight). A Memorandum in the form attached hereto as Exhibit 1 will be executed by Lessor and Lessee setting forth the Commencement Date and Expiration Date of this Lease, certifying commencement thereof and affirming that this Lease is then in full force and effect.

4. RENT. Lessee agrees to pay Lessor, without demand, set off or deduction, a fixed annual minimum rent (the “Base Rent”), net, for the first lease year of this Lease the total amount of $150,000.00, payable in equal monthly installments of $12,500.00 subject to upward adjustment for increases on an annual basis, plus one-twelfth (1/12) of the pro-rata share of the Building expense budget as it relates to the Premises in square footage cost annually over the life of this lease. The total useable square footage of the leased Premises is approximately 7,363 square feet, which equals nine percent (9%) of the leasable area of the Building (81,793 sq.ft). The Base Rent and expenses will not begin to accrue until the Commencement Date.

Each monthly installment of Base Rent shall be payable in advance on the first (1st) day of each month of the term to Lessor at Lessor’s office at 980 N. Federal Highway, Suite 400, Boca Raton, Florida 33432, or at such other place as Lessor may from time to time designate in writing. If the Commencement Date, as hereinafter defined, is not on the first (1st) day of calendar month, Base Rent for the period beginning with and between the Commencement Date and the first (1st) day of the following month shall be apportioned on a per diem basis at the monthly rental rate hereinabove provided and shall be payable on the Commencement Date. In addition to the Base Rent hereinabove reserved, Lessee shall also pay the amount of any use or sales tax on said rent imposed by the State of Florida and any Federal or local government, which taxes and other assessments shall be paid at the same time and in the same manner as each payment of rent. There shall be due with any payment of rent received after the tenth (10th) day of the month a late payment service charge equal to five percent (5%) of the payment of rent.

Lessee agrees that for each lease year of this Lease after the first lease year, the Base Rent shall be increased annually on the anniversary of each lease year based upon the Consumer Price Index (CPI) for the Previous year with a minimum escalation of one percent (1%) and a maximum escalation of five percent (5%).

Lessor and Lessee intend that the Base Rent, as adjusted from time to time as hereinabove provided, shall be paid to Lessor absolutely net, without notice or demand.

5. ASSIGNMENT. Lessee shall not assign this Lease nor any rights hereunder, nor let or sublet all or any part of the Premises, nor suffer or permit any person or corporation to use any part of the Premises, without first obtaining the express written consent of Lessor which shall not be unreasonably withheld. Should Lessor consent to such assignment of this Lease, or to a sublease of all or any part of the Premises, Lessee does hereby guarantee payment of all rent herein reserved until the expiration of the term hereof and no failure of Lessor to promptly collect from any assignee or sublessee, or any extension of the time for payment of such rents, shall release or relieve Lessee from its guaranty of obligation of such rents.

6. USE. Lessee, its successors and assigns, shall use the Premises exclusively for the purpose of stock brokerage use and related activities and for no other use or purpose whatsoever. Lessee shall comply with all laws, ordinances, rules and regulations of applicable governmental authorities respecting the use, operation and activities of the of the Premises (including sidewalks, streets, approaches, drives, entrances and other Common Areas serving the Premises), and Lessee shall not make, suffer or permit any unlawful, improper or offensive use of the Premises, or such other areas, or any part thereof, or permit any nuisance thereon. Lessee shall not make use of other Premises in a matter which would make void or voidable any policy of fire or extended coverage insurance covering the Premises. Lessee shall maintain all interior windows, if any, in a neat and clean condition and Lessee shall not permit rubbish, refuse or garbage to accumulate or any fire or health hazard to exist upon or about the Premises. Lessee shall use the Premises only for the purpose stated in this Lease and shall not leave said Premises vacant or suffer or permit any waste or mistreatment thereof. Lessee agrees to abide by any rules or regulations promulgated by Lessor which shall not discriminate against Lessee.

7. SIGNS. Lessee shall not place or suffer to be placed or maintained upon any exterior door, roof, wall or window of the Premises any sign, awning, canopy of advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Premises and will not place or maintain any freestanding standard within or upon the Common Area of the Premises or immediately adjacent thereto, without first obtaining Lessor’s express prior written consent. Lessor agrees to grant approval of any sign located within the Premises or entry to the Premises on glass or conformity with the sign criteria attached hereto as Exhibit 2. No exterior sign visible from the exterior of the Building shall be permitted. Lessee further agrees to maintain such sign, lettering or other thing as may be approved by Lessor in good condition and repair at all times and to remove same at the end of the term of this Lease as and if requested by Lessor. Upon removal thereof, Lessee agrees to repair any damage to the Premises caused by such installation and/or removal.

8. PARKING, COMMON AREAS AND BUILDING SECURITY. In addition to Premises, Lessee shall have the right to non-exclusive use, in common with Lessor, other Lessees, and the guests, employees and invitees of same of (a) automobile parking areas, driveways and sidewalks, and (b) such loading facilities, freight elevators and other facilities as may be designated from time to time by Lessor, subject to the terms and conditions of this Lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by Lessor. The parking areas shall be provided with adequate lighting and shall be maintained in good condition by Lessor; provided that Lessor shall have the right at any time and from time to time to change or modify the design and layout of the parking area(s).

The Common Areas shall be subject to the exclusive control and management of Lessor and Lessor shall have the right to establish, modify and change and enforce from time to time rules and regulations with respect to the Common Areas so long as such rules are not discriminatory against Lessee; and Lessee agrees to abide by and conform with such rules and regulations.

Lessee agrees that it and its officers and employees will park their automobiles only in such areas as Lessor may from time to time designate for employee parking Lessee agrees that it will, within five (5) days after written request therefore by Lessor, furnish to Lessor the state automobile license numbers assigned to its cars and the cars of all of its employees. Lessee shall not park any truck or delivery vehicle in the parking areas, not permit deliveries at any place other than as designated by Lessor.

Neither the parking area nor any Common Area in the Building shall be used by Lessee, its successors and assigns, or any agent, employee, invitees, license, or customer of Lessee, for any advertising, political campaigning or other similar use, including without limitation, the dissemination of advertising or campaign leaflets or flyers.

Lessor expressly reserve the right at any time during the term of this Lease to impose a charge for parking and/or a validation system for the parking of cars in the areas reserved for Bank parking. Lessor further reserves the right to charge for covered parking which may be available in the garage of the Building.

In the event Lessor deems it necessary to prevent the acquisition of public rights in and to the Building, Lessor may from time to time temporarily close portions of the Common Areas, and may erect private boundary markers or take such steps as deemed appropriate for that purpose. Such action shall not constitute or be considered an eviction or disturbance of Lessee’s quiet possession of the Premises.

9. REPAIRS, MAINTENANCE, SURRENDER AND OPERATIONAL COSTS. Lessor shall not be called upon and shall have no obligation to make any repairs, improvements or alterations whatsoever to the Premises except as hereinafter specified. During the term of this Lease, Lessor shall maintain the exterior walls in good repair, and shall keep the roof of the Building water tight, and Lessor shall provide maintenance, a tenant directory located on the first (1st) floor of the Building, trash removal and daily custodial services to the Premises and Common Areas within the Building and site as needed to keep the Building in a “first class” condition. Lessor shall not be liable for or required to make any repairs, or perform any maintenance, to or upon the Premises which are required by, related to or which arise out of negligence, fault, misfeasance or malfeasance of and by Lessee, its employees, agents, invitees, licensees or customers, in which event Lessee shall be responsible therefore.

Lessee agrees to pay Lessor Lessee’s proportionate share of the proportionate share of the Building operating costs and expenses (the “Operating Costs”) including, but not limited to the following:

A.	Utilities which are not separately metered;

B.	Trash removal;

C.	Pest control;

D.	Casualty and general comprehensive insurance;

E.	Landscaping and landscaping maintenance;

F.	Water and sewer charges;

G.	Elevator service and maintenance;

H.	Common Area maintenance;

I.	Janitorial service applicable to Common Areas;

J.	Electrical and telecommunication systems benefiting the Common Areas or for the common benefit of the Building;

K.	Real estate taxes and assessments;

L.	Security guard service;

M.	Any other cost whatsoever which Lessor may incur for maintenance or operation of the Building, and such proportionate share shall be in the same ratio that the total square footage of the Premises bears to the total square footage of all gross leasable area within the Building.

In the Base Period and for each year thereafter, Lessor shall furnish to Lessee on or before January 1st of each year an annual budget itemizing all estimated Operating Costs for such year, including a statement of Lessee’s pro-rata share of such costs and expenses. Thereafter Lessee shall pay to Lessor with each monthly installment of Base Rent (as it may be adjusted) additional rent equal to one-twelfth (1/12) of Lessee’s annual pro-rata share of the estimated Operating Costs based upon the budget for that year. Lessee’s pro-rata share of the actual annual Operating Costs shall be adjusted upward or downward, on an annual basis on January 1st of each year, said adjustment, if any, to be paid by Lessee to Lessor, or credited by Lessor to Lessee, as the case may be, with the February 1st payment of Base Rent (as it may be adjusted).

Except as provided above for Lessor to maintain, Lessee shall service, keep and maintain the interior of the Premises, including all exposed plumbing, heating and cooling equipment, as well as the air conditioner, in good and substantial repair during the entire term of this Lease, but such agreement of Lessee shall not apply to any damage caused by fire or other casualty which is covered by standard fire and extended coverage insurance. Lessee agrees to make repairs promptly as they may be needed at its own expense, and at the end of the term or upon termination of this Lease, Lessee shall deliver the premises in good condition and repair, reasonable wear and tear expected, and in a broom-clean condition with all glass and all windows and doors intact except for damage to such glass by fire or other casualty beyond the control of Lessee. At all times during this Lease, Lessee shall have a maintenance contract for care and repair of air conditioning equipment with a contractor approved by Lessor and Lessee shall provide Lessor with a current copy of same.

Lessor shall not be liable for any loss or damage to Lessee’s personal property in the Premises even though caused by the negligence of Lessor or its agents, employees or persons under Lessor’s control or direction as and to the extent that such loss is covered by an insurance policy carried by and for the benefit of the Lessee, and the Lessee shall not be liable for any loss or damage to the Demised Premises or Building in which the same is located even though caused by the negligence of the Lessee, its agents, employees or persons under its control or direction as and to the extent that such loss is covered by insurance carried by or for the benefit of the Lessor, provided that the right of either party to collect under their insurance policies is not affected hereby.

10. UTILITIES. Lessee shall pay all costs and expenses for electricity, heating and cooling, and any and all other utilities separately metered or as apportioned as provided in the above Article (“Repairs, Maintenance”) herein, furnished to or used in connection with the leased Premises for any purpose whatsoever during the term of this Lease, promptly as each cost or expense shall become due and payable. Lessee shall be responsible, at its own expense, for the replacement of all electric light bulbs, tubes or ballasts serving the Premises.

11. ALTERATION TO THE PREMISES AND REMOVAL OF EQUIPMENT. Lessee shall not make any alteration or addition to the Premises without first obtaining the express prior written consent of Lessor. Upon expiration and termination of this Lease, all installation, fixtures, improvements and alterations made or installed by Lessee, including electric lighting fixtures made by Lessee, and all repairs, improvements, replacements and alterations to the Premises made by Lessee, shall remain a part of the Premises as the property of Lessor, except for trade fixtures.

12. CASUALTY. In the event the Premises are rendered untenantable by fire or other casualty, Lessor shall have the option of terminating this Lease or rebuilding the Premises and, in such event, written notice of the election by Lessor shall be given to Lessee within thirty (30) days after the occurrence of such casualty. In the event Lessor elects to rebuild the Premises, the Premises shall be restored to its former condition prior to tenant improvement work, whether or not such improvement work may have been performed by Lessor within three hundred sixty (360) days of the date of election of Lessor to rebuild Premises. In the event Lessor elects to terminate this Lease, the rent shall be paid to and adjusted as of the date of such casualty, and the term of this Lease shall then expire and this Lease, the rent shall be paid to and adjusted as of the date of such casualty, and the term of this Lease shall then expire and this Lease shall be of no further force or effect and Lessor shall be entitled to sole possession of the Premises.

13. CONDUCT OF BUSINESS. Lessee agrees to open the Premises for business on the Commencement Date thereafter, throughout the term of this Lease, continuously to use all of the Premises for the purpose or purposes stated in this Lease, diligently carrying on therein Lessee’s business undertaking. Lessee shall keep all of the Premises opened and available for business activity during normal business hours except when prevented by strike, fire, casualty or other causes beyond Lessee’s reasonable control.

14. LIENS. Lessee agrees that it will make full and prompt payment of all sums necessary to pay for the cost of repairs, alterations, improvements, changes or other work done by Lessee to the Premises and further agrees to indemnify and hold harmless Lessor from and against any and all such costs and liabilities incurred by Lessee, and against any and all mechanic’s, materialmen’s or laborer’s liens arising out of or from such work or the cost thereof which may be asserted, claimed or charged against the Premises or the Building or site on which it is located. Notwithstanding anything to the contrary in this Lease, the interest of Lessor in the Premises shall not be subject to liens for improvements made by or for Lessee, whether or not the same shall be made or done in accordance with an agreement between Lessor and Lessee, and it is specifically understood and agreed that in no event shall Lessor or the interest of Lessor in the Premises be liable for or subjected to any mechanic’s, materialmen’s or laborer’s liens for improvements or work made by or for Lessee; and this Lease specifically prohibits the subjecting of Lessor’s interest in the Premises to any mechanic’s, materialmen’s or laborer’s liens for improvements made by Lessee or for which Lessee is responsible for payment under the terms of this Agreement. All persons dealing with Lessee are hereby placed upon notice of this provision. In the event any notice or claim of lien shall be asserted of record against the interest of Lessor in the Premises or Building or the site on which it is located on account of or growing out of any improvement or work done by or for Lessee, or any person claiming by, through or under Lessee, or for improvements or work the cost of which is the responsibility of Lessee, Lessee agrees to have such notice of lien canceled and discharged of record as a claim against the interest of Lessor in the Premises or the Building or the site on which it is located (either by payment or bond as permitted by law) within ten (10) days after notice to Lessee by Lessor, and in the event Lessee shall fail to do so, Lessee shall be considered in default under this Lease.

15. INSPECTION AND REPAIR. Lessor or its representatives shall have the right at any reasonable time, upon twenty four (24) hours notice except in the case of emergency, to enter upon the Premises for the purpose of inspection or for the purpose of making or causing to be made any repairs or otherwise to protect its interest, but the right of Lessor to enter, repair or do anything else to protect its interest, or the exercise or failure to exercise said right shall in no way diminish Lessee’s obligations or enlarge Lessor’s obligations under this Lease, or affect any right of Lessor, or create any duty or liability by Lessor to Lessee or any third party. Lessor shall have the right to show the Premises to a prospective Lessee at any time subsequent to the one hundred twentieth (120th) day before the expiration or termination of this Lease.

16. WAIVER. The failure of Lessor to insist, in any one or more instances, upon strict performance of any covenants or agreements of this Lease, or exercise any option of Lessor herein contained, shall not be construed as a waiver or relinquishment for the future enforcement of such covenant, agreement or option, but the same shall continue and remain in full force and effect. Receipt of rent by Lessor, with knowledge of the breach of any covenant or agreement hereof, shall not be deemed a waiver of such breach and no waiver by Lessor of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Lessor.

17. CONDEMNATION. Lessor reserves unto itself, and Lessee assigns to Lessor, all right to damages accruing on account of any taking or condemnation of any part of the Premises, or by reasons of any act of any public or quasi-public authority for which damages are payable. Lessee agrees to execute such instruments of assignment as may be required by Lessor, to join with Lessor in any petition for the recovery of damages, if requested by Lessor, and to turn over to Lessor any such damages that may be recovered in any such proceeding. Lessor does not reserve to itself, and Lessee does not assign to Lessor, any damages payable for trade fixtures installed by Lessee at its cost and expense and which are not part of the realty.

18. INSURANCE. Lessor shall not be liable for injury caused to any person or property by reason of the failure of Lessee to perform any of its covenants or agreement hereunder, nor for such damages or injury caused by reason of any defect in the Premises now or in the future existing, or for any damages or injury caused by reason of any present or future defect in the plumbing, wiring or piping of the Premises or plumbing leaks or other consequences of such defects or system failures. Lessee agrees to indemnify and hold harmless Lessor from and against any and all loss, damage, claim, demand, liability or expense by reason of any damages or injury to person (including loss of life) or property which may arise or be claimed to have arisen as a result of or in connection with the occupancy of use of the Premises by Lessee. Lessee shall, at its expense, provide and maintain in force during the entire term of this Lease, and any extension or renewal hereof, public liability insurance with limits of coverage not less than Three Hundred Thousand Dollars ($300,000.00) for any property damage or loss from any one accident, and not less than Five Hundred Thousand Dollars ($500,000.00) for injury to any one person from any one accident, applicable to the Premises. Each policy of insurance shall name as the insured thereunder Lessor and Lessee. Each such liability insurance policy shall be of the type commonly known as owner’s, landlord’s and lessee’s insurance and shall be obtained from a company satisfactory to Lessor. The original of each such policy of insurance or certified duplicates thereof issued by the insurance or insuring organization shall be delivered by Lessee to Lessor on or before ten (10) days prior to occupancy of the Premises by Lessee, providing for thirty (30) days notice of cancellation to Lessor

Lessee shall provide at all times during which construction is being performed upon the Premises by Lessee and during any alteration of the Premises, builder’s risk insurance with such reasonable limits as Lessor shall from time to time require, and any such policy of insurance shall name as the insured thereunder Lessor and Lessee as their interests may appear Further, Lessee shall maintain at all times during the term of the Lease, Workmen’s Compensation and Employer’s Liability insurance at legally required levels for the benefit of all employees entering upon the Building as a result of or in connection with their employment by Lessee.

Lessor shall maintain throughout the term of this Lease, casualty insurance and general comprehensive insurance for the Building and Common Areas. Lessee shall maintain at its sole cost and expense any and all insurance covering contents, trade fixtures and tenant improvement work whether or not such improvement work may have been performed by Lessor.

19. DEFAULT. In the event Lessee shall fail (a) to make any rental or other payment due hereunder within five (5) days after the same shall become due, or (b) abandon the Premises during the term hereof, or (c) if Tenant vacates the Premises or ceases to do business in the Premises or is not open for business, or (d) breach or fail to perform any of the agreement herein other than the agreement to pay rent, and shall fail to cure such agreements within ten (10) days after written notice from Lessor, the Lessor, in any such event(s), shall have the option to

a. Sue for rents as they may become due;

b. Terminate this Lease, resume possession of the Premises for its own account and recover immediately from Lessee the difference between the rent for which provision is made in this Lease term, together with any other damage occasioned by or resulting from the abandonment or a breach or default other than a default in the payment of rent; or

c. Resume possession and re-lease and re-rent the Premises for the remainder of the Lease term for the account of Lessee and recover from Lessee, at the end of the Lease term or at the time each payment of rent becomes due under this Lease, as the Lessor may elect, the difference between the rent for which provision are made in this Lease and the rent received on the re-leasing or re-renting, together with all cost and expenses of Lessor in connection with such re-leasing or re-renting and the collection of rent and the cost of all repairs or renovations reasonably necessary in connection with the re-leasing or re-renting, and if this option is exercised, Lessor shall, in addition, be entitled to recover from Lessee immediately any other damages occasioned by or resulting from the abandonment or a breach or default other than a default in the payment of rent.

Landlord’s Remedies. Upon the happening of any one or more of the aforementioned defaults, Landlord may elect to declare the entire rent for the balance of the term of the Lease, or any part thereof, due and payable forthwith without regard to whether or not possession shall have been surrendered to or taken by Landlord, and to bring an action for the recovery thereof. In the event of the occurrence of one or more of the aforementioned defaults, Landlord shall also have the right, in addition to any other rights and remedies, to terminate this Lease by giving Tenant notice to end the term of this Lease at the expiration of five (5) days after the date of such notice, and this Lease shall cease and expire. Tenant shall surrender Demised Premises to Landlord, notwithstanding such termination, Tenant’s liability and obligation under all provisions of this Lease including the obligation to pay Minimum rent, Percentage Rent, its share of Common Area Expenses, contributions to the Fund and any and all other amounts due hereunder shall survive and continue.

Any and all sums due under this Lease from Lessee to Lessor and not paid on the due date shall bear interest from the due date at the maximum rate allowed by law until fully paid.

20. SUBORDINATION. This Lease is subject and subordinate to any mortgages, deeds of trust, deeds to secure debt, ground rents and to all renewals, modifications, consolidations, replacements and extensions of any of the foregoing or of substitutions therefore or any other forms or methods of financing or refinancing which may now or hereafter affect the real property or leasehold estates of which the Demised Premises form a part whether now in use or not and any instruments executed for said purposes or hereafter executed by the owners of the fee or leasehold, if Lessor is not the owner of the fee. Lessee agrees upon demand to execute, acknowledge and deliver to the owners of the fee or leasehold estate, without expense to them, any instruments that may be necessary or proper to confirm this subordination of this Lease and of all of the rights herein contained to the lien or liens created by any such instrument. If Lessee shall fail at any time to execute and deliver any such subordination instruments upon request, the mortgagors in any such new mortgage or mortgages or the obligor in any form of refinancing as provided above, in addition to any other remedies available to them in consequence of said default may execute, acknowledge and deliver such subordination instruments as the attorney-in-fact of the Lessee and in the Lessee’s name, place and stead; said Lessee hereby makes constitutes and irrevocably appoints said mortgagors or obligor as attorney-in-fact for that purpose. It is further agreed that any secured lender as aforesaid may, at its option, elect to make this Lease superior to its mortgage, deed to secure debt, or other instrument referred to herein, by written notice thereof to the Lessee. No such subordination provided for herein shall be valid without the consent of all prior lien owners, if there be any.

21. PROOF OF LEASE. Lessee agrees that at any time and from time to time upon ten (10) days prior written request by Lessor, it will execute, acknowledge and deliver to the Lessor a statement in writing stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the modifications, and that the Lease as so modified is in full force and effect), and the dates to which the rent and other charges have been paid, it being intended that any such statements delivered pursuant to this Article may be relied upon by any prospective purchaser of or any prospective holder of a mortgage or a deed of trust upon or any interest in the fee or any leasehold or by the mortgagee, beneficiary or grantee of any security or interest, or any assignee of any thereof or under any mortgage, deed of trust or conveyance for security purposes now or hereafter done or made with respect to the fee of or any leasehold interest in the Demised Premises.

It is hereby understood and agreed that if Lessee shall fail to furnish the statement required to be furnished, as hereinabove provided, within ten (10) days after request therefore by Lessor, then such failure on the part of the Lessee shall constitute an acknowledgment by Lessee that the Lease (as modified, if same has been modified) is in full force and effect and that there have been no prepayments of rent by Lessee. Should Lessor so elect, it shall be deemed to be Lessee’s attorney-in-fact for the purpose of executing any such statement if same has not been furnished by lessee within said ten (10) day period.

22. DEPOSITS AND ADVANCES. Any funds paid by Lessee to Lessor as a deposit or advance pursuant to the terms of this Lease, or any exhibit, addendum or modification hereto, may be commingled with other funds of Lessor and need not be placed in trust, deposited in escrow or otherwise held in a segregated account. In addition, if any sum or sums of money shall become payable by Lessee to Lessor pursuant to the terms of this Lease, or any exhibit, addendum or modification hereto, or by any law, ordinance or regulation affecting this Lease, Lessor shall have the right to apply any deposits or advances theretofore made by Lessee against such sums due by Lessee to Lessor.

23. NOTICES. All notices required or contemplated by this Lease shall be in writing and shall be delivered in person or by United States Certified Mail, Return Receipt Requested, addressed to the party to whom such notice is directed at the addresses set forth in the first paragraph of this Lease. By giving at least two (2) days’ prior written notice to the other party, either party may change its address for notices hereunder.

24. BUILDING HOURS. The Building shall be open for regular business from 7:00 a.m. to 8:00 P. M., Monday through Friday, and from 7:00 a.m to 12:00 Noon on Saturday. Individual Lessee access shall be accommodated by the Building Security system at all other times. Individually metered electrical controls and air conditioning will provide Lessee utilization when the building is not open for regular business as specified elsewhere in this Lease.

25. BROKERAGE. Lessee acknowledges that it has not dealt, consulted or negotiated with any real estate broker, sales person or agent other than 980 ASSOCIATES, and Lessee hereby agrees to indemnify and hold harmless Lessor from and against any and all loss and liability resulting from or arising out of any claim that Lessee has dealt or negotiated with any real estate broker, sales person or agent other than said 980 ASSOCIATES, in connection with the transaction which is the subject of this Lease.

26. ENVIRONMENTAL REQUIREMENTS. Tenant agrees to comply with all present and future statues, laws, ordinances, enactment, rules, regulations, orders, decrees, directives, mandates or other similar requirements of any federal, state or local government, court or public authority prohibiting, regulating or otherwise relating to environmental control of any kind, including, but not limited to, air pollution, water pollution, noise pollution, solid waste pollution, toxic substance control (Environmental Requirements), including, but not limited to, Environmental Requirements under the Federal Water Pollution Control Act, as amended, the Federal Clean Air Act, as amended, the Resource Conservation & Recovery Act, the Noise Control Act, and the Toxic Substances Control Act, which are applicable to or arise out of or in connection with Tenant’s use or occupancy of the Premises. Tenant further agrees to establish or continue a program to assure that all present and future Environmental Requirements shall be monitored and met. Tenant will comply with said Environmental Requirements at is sole cost and expense and will hold harmless, indemnify and defend Landlord from and against any claims, suits, damages, losses, costs and expenses, including reasonable attorney’s fees, made against or sustained by Landlord as a result of Tenant’s failure to comply with any Environmental Requirements.

27. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon gas that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

28. LEASE BUYOUT. Lessee will have the right after the second (2nd) lease year to buyout and terminate the Lease upon One Hundred Eighty (180) days written notice and payment of Two Hundred Fifty Thousand Dollars ($250,000.00) to Lessor. Lessee will continue to pay base rent and operating expenses until the 180 day notice expires.

In addition to the buyout notice and fee, Lessee will pay to Lessor the unamortized portion of all the generator wiring expenses incurred by Lessor. The generator expenses for purposes of this Lease will be amortized over a five (5) year period.

29. OPTION TO RENEW. Lessee will have the option to renew and extend this Lease for two (2) periods of five (5) years each by giving Lessor at least One Hundred Eighty (180) days written notice of its intent to renew/extend. In the event Lessee elects to renew/extend the Lease the Base Rent will continue to escalate as specified in Section 4 hereof during all renewal/extension lease years.

30. ASSIGNED COVERED PARKING. In addition to the spaces currently assigned to Lessee, Lessor will assign two (2) additional awning or garage spaces to Lessee at no cost for the term of the Lease and any renewal terms.

31. FASCIA SIGNAGE. Lessor may at its sole expense install a sign on the North fascia of the building above the fourth (4th) floor windows. The sign location, colors, letter size and style will be subject to Lessor’s reasonable approval. The sign will also be subject to City of Boca permits, if applicable.

32. ENTIRE AGREEMENT. Lessee agrees that Lessor has not made any statement, promise or agreement, or taken upon itself any engagement whatsoever, verbally or in writing, in conflict with the terms of this Lease, or in which any way modifies, varies, alters, enlarges or invalidates any of its provisions. This Lease sets forth the entire understanding between Lessor and Lessee, and shall not be changed, modified or amended except by an instrument in writing signed by the party against whom the enforcement of any such change, modification or amendment is sought. The covenants and agreements herein contained shall bind, and benefit and advantages hereof shall inure to the respective heirs, legal representatives, successors and assigns of Lessor and Lessee. Whenever used, the singular number shall include the plural and the plural shall include the singular and the use of any gender shall include all genders. The headings set forth in this Lease are for ease of reference only and shall not be interpreted to modify or limit the provisions hereof. This Lease shall be construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be executed as required by law as of the 22nd day of March, 2005.

ATTEST:	LESSOR: 980 ASSOCIATES

	By:	/s/ Robert Comparato
Robert Comparato, General Partner

Date: 3/22/05

LESSEE:	SUMMIT FINANCIAL SERVICES GROUP, INC.

By:	/s/ Marshall Leeds
Marshall Leeds, President

Date:_______________________________________________

OPERATING EXPENSES

Without limitation, Operating Expenses shall include:

1.	All expenses incurred by Landlord or Landlord’s agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and the expenses imposed on Landlord or Landlord’s agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s agents in connection with the operation, repair, maintenance, cleaning and protection of the Property, and its mechanical systems, including, without limitation, day and night property supervisors, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers, and personnel engaged in supervision of any of the persons mentioned above.

2.	The cost of services, utilities, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, management and protection of the Property.

3.	The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property.

4.	Where the property is managed by Landlord, an affiliate of Landlord or otherwise managed, a sum equal to four percent (4%) of gross annual rent payable monthly to Landlord as billed. Legal and other professional fees relating to the Property.

5.	Premiums for insurance against damage or loss to the Property from such hazards as shall from time to time be generally required by institutional mortgagees for similar properties, including, but not by way of limitation, insurance covering loss of fixed rent and additional rent attributable to any such hazards, and general liability and property damage insurance.

6.	If, during the term of the Lease, Landlord shall make a capital expenditure for an item designed to increase the operating efficiency of the Building, the total cost of which is not properly includable in Operating Expenses for the calendar year in which it was purchased, there shall nevertheless be included in such Operating Expenses for the calendar year in which it was made and in Operating Expenses for each succeeding calendar year during the useful life of the capital expenditure and the annual charge-off of such capital expenditure. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

7.	Costs for electricity, water and sewer charges, all real estate taxes and other utilities supplied to the Property are not paid for directly by Tenants.

8.	Betterment assessments provided the same are apportioned equally over the longest period permitted by law.

9.	Amounts paid to independent contractors for service, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

Operating expenses shall be computed on an accrual bases and may be incurred directly or by way of reimbursement, and shall include taxes applicable thereto.

In the context of this portion of the Lease, a reference to the Property shall be deemed to include the Common Areas of the Building.

LANDLORD’S RESPONSIBILITY

I.	Landlord will be responsible for maintenance of Common Area facilities as follows:

A.	General Common Areas:

1.	Empty and clean all common area waste receptacles and ash trays and remove waste material from the Premises working receptacles as necessary.

2.	Sweep and dust mop all common uncarpeted areas using a dust treated mop.

3.	Vacuum all common area rugs and carpeted areas.

4.	Hand dust and wipe clean all reachable horizontal surfaces on the common areas.

5.	Wash clean all water fountains.

6.	Remove finger marks from common entrance doors, light switches and doorways.

B.	Public Lavatories:

Daily (Monday through Friday, inclusive, holidays excepted):

1.	Sweep and damp mop floors.

2.	Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping and toilet seat hinges.

3.	Wash both sides of all toilet seats.

4.	Wash all basins, bowls and urinals.

5.	Dust and clean all powder room fixtures.

6.	Empty and clean paper towel and sanitary disposal receptacles.

7.	Remove waste paper and refuse.

8.	Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be furnished by Landlord.

9.	A sanitary solution will be used in all lavatory cleaning.

Monthly:

1.	Machine scrub lavatory floors.

2.	Wash all partitions and tile walls in lavatories.

C.	Main Lobby, Elevators, Building Exterior and Corridors:

Daily (Monday through Friday, inclusive, holidays excepted):

1.	Sweep and mop all floors.

2.	Wash all rubber mats.

3.	Clean elevators, wash or vacuum floors, wipe down walls and doors.

4.	Spot clean any metal work surrounding Building entrance doors.

Monthly:

1.	All resilient tile floors in public areas to be treated equivalent to spray buffing.

D.	Windows of demising partitions and exterior walls will be washed on the outside as required.

E.	Empty Tenant’s waste basket daily. Vacuum Tenant’s Common Area weekly. Tenant must place waste baskets in Common Area of Premises daily for emptying service.

F.	Tenant requiring services in excess of those described above shall request same through Landlord at Tenant’s expense.

II.	Heating, Ventilating, Air Conditioning:

A.	Landlord shall cause to be furnished, at Tenant’s expense, space heating and cooling as normal seasonal changes may require, to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation, daily from 7:00 a.m to 8:00 P. M. (Saturdays to 1:00 P.M), Sundays and holidays excepted.

B.	The air conditioning system is based upon an occupancy of not more than one person per 100 square feet of usable floor area, and upon a combined lighting and standard electrical load not to exceed 3.0 watts per square foot of usable floor area. In the event Tenant exceeds this condition or introduces onto the Premises equipment which overloads the system and/or in any other way causes the system not adequately to perform its proper functions, supplementary systems may, at Landlord’s option, be provided by Landlord at Tenant’s expense.

III.	Water

Hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes. It Tenant uses water for any purpose other than for ordinary lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter, the cost of installation, and the cost to maintain the equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with a sewer charge based on such meter charges, as and when bills are rendered, and in default of making such payment Landlord may pay such charges and collect the same from Tenant as an additional charge. All piping and other equipment and facilities required for use of water outside the Building core will be installed and maintained by Landlord at Tenant’s sole cost and expense.

IV.	Electrical Service

Except in those instances where Tenant purchases and received electric current for the Premises directly from a public or private utility corporation serving the Building, Landlord shall cause to be provided at Tenant’s expense electric power for up to 2.0 watts per square foot of usable floor area for office machines through standard receptacles for the typical office space.

V.	Landscaping and Landscaping Maintenance

Outside contract for the proper maintenance, daily, weekly and monthly.

EXHIBIT 1

COMMENCEMENT DATE MEMORANDUM

This will acknowledge that 980 ASSOCIATES(Lessor)and SUMMIT BROKERAGE COMPANY (Lessee) have agreed to a Commencement Date of February 1, 2005 for Suite # 110 and Suite 233 located at the Compson Financial Center.

The entire Lease will be in effect for a period of Five (5) years and will expire on January 31, 2010.

This date shall become binding on both Lessor and Lessee.

All other terms and conditions of the executed Lease shall govern.

LESSOR: 980 ASSOCIATES		LESSEE:	SUMMIT FINANCIAL SERVICES GROUP, INC.

/s/ Robert Comparato		By:	/s/ Marshall Leeds
Robert Comparato, General Partner			Marshall Leeds, President

Date:	3/22/05	Date:

EXHIBIT 2

TENANT SIGN/GRAPHIC DESIGN CRITERIA

General

This Exhibit describes the responsibilities of the Landlord and the Tenant for the design, supply and installation of signage. It is intended that this Exhibit be considered an important part of the Lease Agreement between the Landlord and the Tenant.

Theme

In keeping with the high aesthetic standards of quality established at the Compson Financial Center, the purpose of this Exhibit is to illustrate the Landlord’s intention to maintain a homogeneous signage and graphics program. The importance of maintaining the theme of Compson Financial Center is paramount and required absolute cooperation on behalf of all parties to the Lease Agreement. It is in view of this effort to preserve the Center’s theme that the mutual interests of the Landlord and the Tenant will be maintained.

Signage will not be limited to trade names only. If the Tenant requires additional identification due to an affiliation with other companies, etc., the Tenant will not be permitted without the express prior written consent of Landlord.

Signage will include:

Suite number as determined by Landlord.

Tenant’s primary trade name and additional information as approved by Landlord.

One (1) sign treatment will be permitted for each Tenant. Signs will be located solely as determined by Landlord. Any sign(s), lettering or logos placed inside the office suite which are visible from the exterior of the suite must be approved by Landlord.

Tenant agrees to pay all costs associated with signage, including directory strips and wood plaques.